Exhibit 1.01

Invacare Corporation
Conflict Minerals Report
For The Year Ended December 31, 2020

    This report for the year ended December 31, 2020 is provided pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”). This report has been prepared by Invacare Corporation (herein referred to as “Invacare,” the “Company,” “we,” “us,” or “our”) pursuant to the Rule, with respect to the Company and its consolidated entities. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment. We have adopted a Conflict Minerals Policy as well as a Code of Conduct for Suppliers, which are publicly available on our website at www.invacare.com, under the tab “About Us” / “Environmental Social & Governance” / “Supply Chain.” The Policy and Code of Conduct outline our expectations for our suppliers with respect to partnering with us to comply with the Rule.

    Invacare is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The Company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The Company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The Company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific.

Reasonable Country of Origin Inquiry

    The Company manufactures its products from components, raw materials and other materials purchased from third-party suppliers. These suppliers are located all over the world. The Company utilizes several different supply chains to support its manufacturing operations. In many cases, there are numerous upstream layers involved in the Company’s supply chains, with the Company being at a remote distance downstream from the smelter or refinery at which the Conflict Minerals may be processed. We do not purchase any Conflict Minerals directly from miners, smelters or refiners. Therefore, we must rely on our suppliers to provide information about the origin of any Conflict Minerals in our products.

    We defined the scope of our due diligence and reasonable country of origin inquiry by focusing on our major suppliers, as well as suppliers that we believed were likely to provide us with components and raw materials containing 3TG (the “Identified Suppliers”).

    We contacted the Identified Suppliers and informed them of our Conflict Minerals Policy and our expectations with respect to their participation in our supply chain due diligence. We requested that Identified Suppliers provide information to us regarding materials containing 3TG and the smelters from which the 3TG originated. We used the standard industry reporting template, the Conflict Minerals

Reporting Template (the “Conflicts Minerals Template”), published by the Responsible Minerals Initiative (“RMI”).

    The Company evaluated responses from the Identified Suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain Conflict Minerals, as well as the origin of those Conflict Minerals. Some of our suppliers have not yet responded to our inquiries, and some of the responses that we received from the Identified Suppliers were incomplete. A number of the responses we received did not specify the smelters or refineries used to produce their materials. We were therefore unable to validate which smelters or refineries were actually the source of materials in our supply chain.

    For those suppliers that specified smelters and refineries used to produce their materials, almost all of the referenced names of the smelters or refineries in the responses were on the Conflict Free Smelter (CFS) list provided in the Conflict Minerals Template. A small number of supplier responses noted that certain of the 3TG minerals were sourced in the DRC or its adjoining countries. However, despite our due diligence measures, we were unable to obtain sufficient information to determine which smelters and refiners processed the 3TG minerals used in our products or whether those 3TG minerals benefited or financed any armed groups.

    Utilizing the guidance provided by the RMI and the Organization for Economic Co-operation and Development (OECD), we have concluded that our due diligence represents a good faith and reasonable effort to determine the smelters or locations of origin of 3TG in our supply chain.

Due Diligence

    Our due diligence measures are intended to conform with the due diligence framework presented by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

Establish Strong Company Management Systems

    We have established an internal management team to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee and a team of subject matter experts from relevant functions such as global supply chain and engineering. The global supply chain organization is responsible for implementing our Conflict Minerals compliance strategy. The Company’s Conflict Minerals reporting compliance measures are managed at the business unit level where the supplier relationship exists. Each business unit is responsible for managing the Conflict Minerals, if any, provided by its supply base and for identifying, where possible, the supplier of such Conflict Minerals in the Company’s materials or components.

Identify and Assess Risks in the Supply Chain

    Because of the complexity and size of our supply chain, it is difficult for us to identify the sub-tier companies within the supply chain behind our direct suppliers. Thus, we developed a risk-based approach to our assessment. After analyzing our product components to determine if a component may contain 3TG, or a related supplier may provide materials containing 3TG, and the role that suppliers play in our manufacturing and product delivery processes, we defined the scope of our due diligence inquiry by focusing on our major suppliers, as well as suppliers that we believed were likely to provide us with components and raw materials containing 3TG.

    By adopting the methodology outlined by the RMI’s programs, outreach initiatives and requiring that our suppliers adhere to the same set of standards when reaching out to their own suppliers by using the Conflicts Minerals Template, we believe that the information gathered from our supply chain regarding smelters and refineries represents the most reasonable, known mine of origin information available to us.

Design and Implement a Strategy to Respond to Identified Risks

    The Company's Code of Conduct for Suppliers requests that suppliers commit to being or becoming “conflict-free.” Our executive steering committee oversees our due diligence efforts. We have also provided information to certain suppliers to increase their awareness and understanding of the Conflict Minerals regulation and why we must obtain Conflict Minerals information. There have been no instances where it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.

Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

    We relied on, and in the future we intend to rely on, independent third party audits of a smelter’s due diligence of its Conflict Minerals supply chain that are conducted by industry initiatives, such as the RMI, or governments.

Report on Supply Chain Due Diligence

    This Conflict Minerals Report constitutes our report on our 3TG due diligence with respect to the year 2020 and is filed with the SEC and posted on our website.

Risk Mitigation and Improvement to Program

    The Company expects to continue its Conflict Minerals program to improve its supply chain transparency by continuing to seek accurate and more complete information from its suppliers.

Conclusion

    After exercising the reasonable country of origin inquiries and conducting the due diligence described in this report, we have been unable to determine, in all cases, the origin of the Conflict Minerals used in our products containing 3TG.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.